Exhibit (a)(5)(V)

Corporate Contact:
Margarita Veniou
Chief Corporate Development, Governance &
Communications Officer and Board Secretary
Telephone: + 30-210-9470-100
Email: mveniou@dianashippinginc.com
Website: www.dianashippinginc.com
X: @Dianaship

Investor Relations Contact:
Nicolas Bornozis / Daniela Guerrero
Capital Link, Inc.
230 Park Avenue, Suite 1540
New York, N.Y. 10169
Tel.: (212) 661-7566
Email: diana@capitallink.com

Bruce Goldfarb / Chuck Garske / Lisa Patel
Okapi Partners
(212) 297-0720
info@okapipartners.com

Media Contact:
Mark Semer / Grace Cartwright
Gasthalter & Co.
Tel: (212) 257-4170
DianaShipping@gasthalter.com

DIANA SHIPPING INC. REAFFIRMS OFFER TO ACQUIRE GENCO SHIPPING & TRADING

The Genco Board Has a Responsibility to Deliver on its Commitments to Create Value for Shareholders

Urges the Genco Board to Engage in Good Faith with Respect to Diana's Offer of $27.34 Per Share, Comprised of $24.80 in Cash and One Diana Share

Athens, Greece – June 18, 2026 – Diana Shipping Inc. (NYSE: DSX) (“Diana” or “the Company”), a global shipping company specializing in the ownership and bareboat charter-in of dry bulk vessels that is the largest shareholder of Genco Shipping & Trading Limited (NYSE: GNK) (“Genco”), today reaffirmed its commitment to its offer to acquire Genco. On June 17, 2026, Diana increased its offer to acquire all outstanding shares of Genco not already owned by Diana to a total implied value of $27.34 per share, comprised of $24.80 per share in cash plus one Diana share valued at $2.54 based on Diana's volume-weighted average price per share for the 30 days ended on June 16, 2026 (the "Revised Offer").

The Revised Offer represents a 53% premium to Genco's undisturbed share price and a 6% premium to Genco's net asset value per share based on VesselsValue data, at cyclically high drybulk asset values that are at or near 15-year highs.

Now that the Genco Board has been reelected, it bears a clear and heightened responsibility to deliver to all shareholders the significant value and dividends that it promised during the recent proxy campaign.

Semiramis Paliou, Diana's Chief Executive Officer, commented:

"Today's outcome does not — and will not — in any way diminish our commitment to acquiring Genco and delivering attractive value to all shareholders. We have spent more than six months making the case that our offer represents compelling and certain value for Genco shareholders, but the Genco Board has rejected our offer three times without meaningful engagement, a counterproposal, or a credible alternative path to value creation.

"As Genco's largest shareholder, Diana will continue to seek to maximize value on behalf of all shareholders. We are grateful to Genco shareholders for engaging in thoughtful discourse with us over the past several months, and we encourage all shareholders to join us in continuing to hold the Board and management team accountable. Our door remains open, and we are eager and available to engage with respect to the attractive offer we have proposed."

About Diana Shipping Inc.

Diana Shipping Inc. (“Diana”) (NYSE: DSX) is a global provider of shipping transportation services through its ownership and bareboat charter-in of dry bulk vessels. Diana’s vessels are employed primarily on short to medium-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes.

About Star Bulk Carriers Corp.

Star Bulk Carriers Corp. (“Star Bulk”) is a global shipping company providing worldwide seaborne transportation solutions in the dry bulk sector. Star Bulk’s vessels transport major bulks, which include iron ore, minerals and grain, and minor bulks, which include bauxite, fertilizers and steel products. Star Bulk was incorporated in the Marshall Islands on December 13, 2006 and maintains executive offices in Athens, New York, Stamford and Singapore.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this communication and other statements made by Diana or Star Bulk, as applicable, may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements regarding the intent, beliefs, expectations, objectives, goals, future events, performance or strategies and other statements of Diana, Star Bulk or their respective management teams, which are other than statements of historical facts.

Diana and Star Bulk desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. These forward-looking statements relate to, among other things, Diana’s proposal to acquire Genco and the anticipated benefits of such a transaction, and Diana’s ability to finance such transaction. Forward looking statements can be identified by words such as “believe,” “will,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this press release and in other statements made by Diana or Star Bulk, as applicable, are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in Diana’s or Star Bulk’s records, Genco’s public filings and disclosures and data available from third parties. Although Diana or Star Bulk, as applicable, believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond their control, Diana or Star Bulk, as applicable, cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

The forward-looking statements in this communication are based on current expectations, assumptions, and estimates, and are subject to numerous risks and uncertainties. These include, without limitation, risks relating to: (i) the possibility that the proposed transaction may not proceed; (ii) the ability to obtain regulatory or shareholder approvals, if required; (iii) the risk that Genco’s Board of Directors or management may continue to oppose the proposal or not respond to further attempted engagement by Diana; (iv) failure to realize anticipated benefits of the transaction; (v) changes in the financial or operating performance of Diana, Star Bulk or Genco; (vi) the possibility that shareholders of Genco will not elect to tender their shares of common stock of Genco in connection with the Offer (as defined below) or that the conditions to consummation of the Offer are not satisfied; and (vii) general economic, market, and industry conditions. These and other risks are described in documents filed by Diana with, or furnished by Diana to, the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and its other subsequent documents filed with, or furnished to, the SEC, and are described in documents filed by Star Bulk with, or furnished by Star Bulk to, the SEC, including its Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and its other subsequent documents filed with, or furnished to, the SEC. Neither Diana nor Star Bulk undertake any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Important Additional Information and Where to Find It

Diana and certain other Participants (as defined below) have filed a definitive proxy statement and accompanying GOLD universal proxy card with the SEC to be used to solicit proxies for, among other matters, the election of Diana’s director nominees to the board of directors of Genco at Genco’s 2026 Annual Meeting, the passage of Diana’s proposal to repeal, at Genco’s 2026 Annual Meeting, by-laws of Genco not publicly disclosed by Genco on or prior to August 28, 2025 and a proposal that the board of directors of Genco conduct a process to explore strategic alternatives (such definitive proxy statement and the accompanying universal GOLD proxy card are available here and the supplement to Diana’s definitive proxy statement and updated accompanying GOLD universal proxy card are available here).

Shareholders of Genco are strongly advised to read the Participants’ proxy statement and other proxy materials, including the accompanying GOLD proxy card, as they become available because they will contain important information. The Participants’ definitive proxy statement, and other proxy materials when filed, are available at no charge on the SEC’s website at www.sec.gov.

The definitive proxy statement and other relevant documents filed by Genco with the SEC are also available, without charge, by directing a request to Diana’s proxy solicitor, Okapi Partners LLC, at its toll-free number (855) 305-0857 or via email at info@okapipartners.com.

Information Regarding the Offer

On May 4, 2026, Diana commenced a tender offer, through its wholly owned subsidiary 4 Dragon Merger Sub Inc., to purchase all outstanding shares of Genco common stock at $23.50 per share in cash. On May 27, 2026, Diana increased the offer price from $23.50 per share in cash to $24.80 per share in cash. On June 17, 2026, Diana increased its Offer to reflect an implied value of $27.34 per Genco share comprised of $24.80 in cash and one Diana share with an implied value of $2.54 based on Diana's 30-day VWAP as of June 16, 2026. To the extent that Genco declares a cash dividend or other distribution on the Genco shares, the cash component of the offer price will be reduced by the amount payable per share. Diana intends to file with the SEC an amended tender offer statement on Schedule TO and a registration statement on Form F-4 reflecting the terms of its revised Offer. These materials, as may be amended from time to time, will contain important information, including the terms and conditions of the revised Offer. Shareholders of Genco are strongly advised to read Diana's amended tender offer statement, registration statement and other offer documents as they become available because they will contain important information regarding the revised offer. Diana's tender offer statement, offer to purchase and other offer documents, when filed, will be available at no charge on the SEC's website at www.sec.gov.

The Offer is conditioned upon, among other things: (i) Genco entering into a definitive merger agreement with Diana substantially in the form of the merger agreement included with the Offer documents; (ii) Genco shareholders validly tendering a majority of Genco's outstanding shares on a fully diluted basis; (iii) the termination or inapplicability of Genco's shareholder rights plan; (iv) the Genco Board's approval of the transaction under certain affiliate transaction provisions in Genco's charter, (v) Diana's registration statement on Form F-4 being declared effective by the SEC, and (v) other customary conditions. Satisfaction of the merger agreement condition, the shareholder rights plan condition and the affiliate transaction condition is solely within the control of Genco and the members of the Genco Board.

If the Offer is successfully completed, Diana intends to consummate a second-step merger as promptly as practicable, in which any remaining Genco shareholders who did not tender their shares in the Offer would receive the same consideration that was paid in the Offer. As a result, if the Offer is completed and the second-step merger is consummated, all Genco shareholders — whether or not they tender their shares — would receive $24.80 per share in cash and one share of Diana. Importantly, shareholders who tender in the Offer may receive their consideration sooner than those whose shares are acquired in the second-step merger.

Revised Offer Documents will be mailed to Genco shareholders.

Questions and requests for assistance regarding the Offer may be directed to Okapi Partners LLC, the information agent for the Offer, toll-free at (855) 305-0857 or by email at info@okapipartners.com.